Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-132201
Dated April 4, 2008

Final Terms for Issuance

Issuer:  		Toyota Motor Credit Corporation

Security:		Floating Rate Medium Term Notes, Series B

Issuer Ratings:		Aaa/AAA

Cusip:			89233PU87 (reopening)

Pricing Date:		April 4, 2008

Settlement Date :	April 10, 2008

Maturity Date:		April 7, 2010

Principal Amount:	$50,000,000
			(may be increased prior to the Settlement Date)

Re-offer Price:		99.993% plus $22,833.33 in accrued interest from
			April 4, 2008
			(equivalent to $50,019,333.33)

Gross Underwriting Spread:  0.02%

All-in Price to Issuer:	99.973% plus accrued interest from April 4, 2008

Net Proceeds to Issuer:	$49,986,500 plus accrued interest from
			April 4, 2008 (or $50,009,333.33)

Accrued Interest:	$22,833.33 (from and including April 4, 2008 to
			but excluding April 10, 2008)

Floating Rate Index:	3 Month LIBOR

Floating Rate Spread:	+ 4 basis points

Index Source:		LIBOR Telerate

Interest Payment Frequency:  Quarterly

Initial Interest Payment Date:  July 7, 2008

Initial Interest Rate:	3 Month LIBOR determined on April 2, 2008
			+ 4 basis points, accruing from April 4, 2008

Interest Payment Dates:	On the 7th of each January, April, July, October
			and on the Maturity Date

Interest Reset Dates:  	The first day of the relevant Interest Calculation
			Period

Initial Interest
Calculation Period:	Notwithstanding anything to the contrary in the
			Issuer's prospectus and prospectus supplement relating to the offering of these Notes, the first
			Interest Calculation Period will be the period from and including April 4, 2008 to and excluding
			July 7, 2008 (long Initial Interest Calculation
			Period)

Interest Determination Date:  Second London Banking Day preceding
		              each Interest Reset Date

Day Count Convention:	Actual/360

Business Day Convention:  Modified Following, adjusted

Business Days:		New York and London

Governing Law:		New York

Calculation Agent:	Deutsche Bank Trust Company Americas

Minimum Denominations:	$1,000 and $1,000 increments thereafter

Agent:			Deutsche Bank Securities Inc.

DTC Number:		#573

Capitalized terms used herein but not otherwise defined shall have the meanings assigned to them in the pricing supplement relating to these notes.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the web at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-503-4611.

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